January 22, 2004




TO:         All Limited Partners in the Geodyne Energy Income
            Limited Partnership III-B

RE:         Election to extend term of Partnership



      As previously described to you, the limited partnership agreement (the "Agreement") for the Geodyne Energy Income III-B Limited Partnership (the "Partnership") provides that the Partnership will automatically terminate and dissolve on January 24, 2004.

      The Agreement gives Geodyne Resources, Inc., as General Partner, an option to extend the term of the Partnership for up to five additional two year terms. Four years ago Geodyne exercised the first such extension, and two years ago Geodyne exercised the second such extension.

      The General Partner is hereby notifying you that it has decided to extend the term of the Partnership through December 31, 2005.

      If you have any questions concerning the Partnership's extension, please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.
                                    General Partner



                                    Dennis R. Neill
                                    President